Exhibit 3.2


                              ENGLOBAL CORPORATION

                    AMENDMENTS TO AMENDED AND RESTATED BYLAWS

                                 April 29, 2008


         Effective as of April 29, 2008, the Board of Directors of ENGlobal Corporation, a Nevada corporation (the "Corporation"), adopted the following amendments to the Corporation's Amended and Restated Bylaws (the "Bylaws"):

         1. Section 2.09 of the Bylaws is amended to read in its entirety as follows:

                  "2.09 Proxies. At any meeting of the shareholders, any shareholder may be represented and vote by a proxy or proxies appointed by an instrument in writing or by the transmittal or authorization of the transmittal of an electronic record to the person who will be the holder of the proxy or a firm which solicits proxies or like agent who is authorized by the person who will be the holder of the proxy to receive the transmission. Execution may be accomplished by the signing of the writing by the shareholder or other persons authorized to sign on his behalf, or by causing the signature of the shareholder to be made by any reasonable means including, but not limited to, a facsimile signature or other electronic transmission. In the event any such written or electronic instrument shall designate two or more persons to act as proxies, a majority of such persons present at the meeting, or, if only one shall be present, then that one shall have and may exercise all of the powers conferred by such written instrument upon all of the persons so designated unless the instrument shall otherwise provide. Additionally, a shareholder may designate a proxy by transmission of a facsimile or other electronic transmission that sets forth sufficient information to determine that the transmission was authorized by the shareholder. No such proxy shall be valid after the expiration of six months from the date of its execution or transmittal, unless coupled with an interest, or unless the person executing it specified therein the length of time for which it is to continue in force, which in no case shall exceed seven years from the date of its execution. Subject to the above, any proxy duly executed or transmitted is not revoked and continues in full force and effect until an instrument revoking it or a duly executed proxy bearing a later date is filed with the secretary of the Corporation. At no time shall any proxy be valid which shall be filed or transmitted less than ten hours before the commencement of the meeting."

         2. Section 2.14 of the Bylaws is amended to read in its entirety as follows:

                  "2.14 Election of Directors. Directors shall be elected by a plurality of the votes entitled to be cast for the election of directors. At each election of directors, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. A shareholder does not have a right to cumulate his vote for any one director. A shareholder may only cast a vote for each director to be elected which does not exceed the number of shares owned by that shareholder. Directors of this Corporation shall not be elected otherwise."